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                                                                    EXHIBIT 10.1


                            PER-SE TECHNOLOGIES, INC.
               2006 SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

         1. Purpose. The purpose of the 2006 Senior Management Incentive Compensation Plan (the "Plan") is to provide for the payment of a cash bonus to senior management employees of the Company, the payment of which will be based on achievement in 2006 of certain goals determined by the Compensation Committee of the Board of Directors (the "Committee") relating to corporate and divisional performance criteria set forth below.

         2. Administration. The Plan will be administered by the Committee, whose interpretation of the Plan and all decisions and determinations with respect to the Plan are final, binding and conclusive on all parties.

         3. Participants. There are three categories of participants: (i) Corporate Executives (which shall include the Company's Chief Executive Officer, Chief Operation Officer, Chief Financial Officer, Chief of Product Strategy, and General Counsel), (ii) Operations Executives (which shall include the Company's President, Physician Solutions; President, Hospital Solutions - Revenue Cycle Management; President, Pharmacy Solutions; and Senior Vice President and General Manager, Hospital Solutions - Resource Management), and
(iii) Other Senior Management (which shall include other members of divisional and corporate management as designated by the Committee).

         4. Performance Criteria. Participants will earn bonuses based on achievement of goals relating to the following corporate and divisional performance criteria (collectively, the "Performance Criteria"):

                  (a) Corporate Executives are eligible to earn cash bonus awards based on the Company's percentage increase in pre-tax diluted earnings per share for fiscal year 2006 over pre-tax diluted earnings per share for fiscal year 2005.


                  (b) Operation Executives and Other Senior Management are eligible to earn cash bonus awards based on the percentage increase for fiscal year 2006 over fiscal year 2005 pro forma results (taking into account certain purchase accounting adjustments) for the following financial measures (i) Consolidated EBITDA (ii) Division EBITDA, (iii) Segment EBITDA and Individual Objectives, weighted as follows:


                                                                      Other Senior Management
                                               Operations           ----------        ---------
                                               Executives           Divisional        Corporate
                                               ----------           ----------        ---------
        Consolidated EBITDA                        30%                 25%               25%
        Division EBITDA                            30%                 25%               --
        Segment EBITDA and Individual
        Objectives                                 40%                 50%               75%

         5. Performance Goals and Target Bonuses. The Committee will set target performance goals for 2006 based on the Performance Criteria, and Participants will earn bonuses based on achievement of the applicable performance goals. Exhibit A attached hereto sets forth, with respect to each Corporate Executive and Operations Executive as of March 1, 2006, the percentage of such Participant's base salary that will be awarded to the Participant if the Performance Criteria applicable to the Participant are achieved at the target level (the "Target Bonus"). Target Bonus amounts for Other Senior Management have been or will be separately approved by the Committee. Actual bonuses to Participants may be more or


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less than Target Bonus amounts based on the level of achievement of the applicable Performance Criteria.

         As set forth in the table below, Participants may earn between 0% and 125% of the applicable percentage of his or her Target Bonus that relates to each Performance Criteria based upon the following sliding scale.


Percentage of        <85%        85%           90%          95%          100%          105%         110%
Target Achieved
-----------------    -------     --------      --------     --------     ---------     --------     --------
Percentage of        0%          30%           50%          75%          100%          112.5%       125%
Target Bonus
Payout


         6. Payout Form and Timing. Incentive bonuses earned under the Plan will be paid to participants in cash as soon as practicable after the Committee's determination as to the amount of bonuses earned, which shall not be later than April 30, 2007. In order to be eligible to receive a bonus under the Plan, a Participant must have been continuously employed by the Company for all of 2006 and remain employed by the Company as of the payment date.

         7.       Definitions. As used in the Plan, the following words shall have the following meanings:

Consolidated EBITDA shall mean the Company's consolidated net income (or loss) before income taxes, interest expense, depreciation and amortization, adjusted to exclude stock-based compensation expense, incentive compensation expense, cumulative effect of accounting changes and one-time, nonrecurring expenses.

Division EBITDA shall mean a specified division's net income (or loss) before income taxes, interest expense, depreciation and amortization, adjusted to exclude stock-based compensation expense, incentive compensation expense, cumulative effect of accounting changes and one-time, nonrecurring expenses.

Segment EBITDA shall mean a specified segment's net income (or loss) before income taxes, interest expense, depreciation and amortization, adjusted to exclude stock-based compensation expense, incentive compensation expense, cumulative effect of accounting changes and one-time, nonrecurring expenses.

Individual Objectives shall mean individual performance measures as approved by the Company's Chief Executive Officer for all Participants other than Executive Officers, which shall include a component relating to net new sales for the Physician Solutions Division for all Operations Executives and Divisional Senior Management.


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                                    EXHIBIT A



         PARTICIPANT                              TARGET BONUS
                                          AS A PERCENTAGE OF BASE SALARY
----------------------                    ------------------------------
Corporate Executives:
     Philip M. Pead                                 130%
     Chris E. Perkins                               100%
     Philip J. Jordan                                80%
     Paul J. Quiner                                  80%

Operations Executives:
     Patrick J. Leonard                              80%
     David F. Mason                                  80%
     G. Scott MacKenzie                              80%
     Karl E. Straub                                  50%